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                                                                    EXHIBIT 3.17

                          CERTIFICATE OF INCORPORATION

                                       OF

                        AVIATION ACQUISITION CORPORATION

          FIRST:    The name of the Corporation is Aviation Acquisition
Corporation.

          SECOND:   The address of the Corporation's registered office in the
State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

          THIRD:    The purpose of the Corporation is to engage in any lawful
act or activity for which corporations may be organized under the General Corporation Law of Delaware as it now exists or may hereafter be amended and supplemented.

          FOURTH:   The total number of shares of stock which the Corporation
shall have authority to issue is 1,000 having a par value of $0.01 per share. All such shares are Common Stock.

          FIFTH:    The name and mailing address of the incorporator is:

                                   Gabriel B.K. Jacobson
                                      Latham & Watkins
                                      885 Third Avenue
                                  New York, New York 10022

          SIXTH:    The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

          SEVENTH   From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article Eighth.

          EIGHTH:   In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the state of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation, without any action on the part of the Stockholders, but the Stockholders may make additional By-Laws and may

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alter, amend or repeal any By-Law whether adopted by them or otherwise. The
Corporation may in its By-Laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

          I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 16th day of April, 2001.


                                                    /s/ Gabriel B.K. Jacobson
                                                    ----------------------------
                                                    Gabriel B.K. Jacobson

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